SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8 - A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            Commission File No. 0-994

                      [NORTHWEST NATURAL GAS COMPANY LOGO]

                          NORTHWEST NATURAL GAS COMPANY
             (Exact name of registrant as specified in its charter)

OREGON                                                      93-0256722
(State of incorporation or organization)                    (I.R.S. Employer
                                                            Identification No.)

                 220 N.W. SECOND AVENUE, PORTLAND, OREGON 97209
               (Address of principal executive offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file numbers to which this form relates:

                                      None
                                      ----

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                          Name of each exchange on which
to be so registered                          each class is to be registered
-------------------                          ------------------------------

Common Stock, $3-1/6 Par Value               New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                      ----

                                (Title of Class)


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Item 1.   Description of Registrant's Securities to be Registered
-------   -------------------------------------------------------

          Common Stock, $3-1/6 Par Value
          ------------------------------

          The class of securities of Northwest Natural Gas Company (the "Company" or "Registrant") to be registered hereby is the Registrant's common stock, $3-1/6 par value (the "Common Stock"). The following is a summary of certain rights and privileges of the Common Stock. This summary description does not purport to be complete. Reference is made to the Restated Articles of Incorporation and the Bylaws of the Company, filed as exhibits to this registration statement, for complete statements. The following statements are qualified in their entirety by such references.

          Dividends and Liquidation Rights: Except as hereinafter stated, the Common Stock is entitled to receive such dividends as are declared by the Board of Directors and to receive ratably on liquidation any assets which remain after payment of liabilities. The Company's Preferred and Preference Stock are entitled in preference to the Common Stock (1) to cumulative dividends at the annual rate fixed for each series by the Board of Directors, and (2) in voluntary and involuntary liquidation, to the amounts fixed for each series by the Board of Directors, plus, in each case, unpaid accumulated dividends.

          Dividend Limitations: Should dividends on either the Preferred or the Preference Stock be in arrears, no dividends on the Common Stock may be paid or declared. Except with the consent of the holders of a majority of the Preferred Stock then outstanding, no dividends on the Common Stock or the Preference Stock may be paid or declared unless the Preferred Stock purchase and sinking fund obligations have been met for that year. Future series of the Preferred or the Preference Stock could contain sinking fund, purchase or redemption obligations under which no dividends on the Common Stock may be paid or declared while such obligations are in default. Common Stock dividends also may be restricted by the provisions of future instruments pursuant to which the Company may issue long-term debt.

          Voting Rights: Except as provided by law or as described below, only the Common Stock has voting rights. Cumulative voting is permitted by the Restated Articles of Incorporation to holders of Common Stock at elections of directors. The Preferred Stock has the special right to elect the smallest number of directors which constitutes at least one-fourth of the total number of directors, or two directors, whichever is greater, if payments of four quarterly dividends or more on any share or shares of Preferred Stock should be in arrears.


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          Classification of the Board of Directors: The Board of Directors of
the Company may consist of not less than nine nor more than 13 persons, as determined by the Board, divided into three classes as nearly equal in number as possible. The current number is 12. One class is elected for a three-year term at each annual meeting of shareholders. Vacancies, including those resulting from an increase in the size of the Board, may be filled by a majority vote of the directors then in office. One or more of the directors may be removed, with or without cause, by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote thereon; provided, however, that if fewer than all of the directors should be candidates for removal, no one of them shall be removed if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the class of directors of which such director shall be a part. Except for those persons nominated by the Board, no person shall be eligible for election as a director unless a request from a shareholder entitled to vote in the election of directors that such person be nominated and such person's consent thereto shall be delivered to the Secretary of the Company in advance of the meeting at which such election shall be held. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote at an election of directors. The foregoing provisions will not apply to directors, if any, elected by the holders of the Preferred Stock.

          Transactions with Related Persons: The Company shall not enter into any business transaction with a related person or in which a related person shall have an interest (except proportionately as a shareholder of the Company) without first obtaining both (1) the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the capital stock of the Company not held by such related person, and (2) the determination of a majority of the continuing directors that the cash or fair market value of the property, securities or other consideration to be received per share by the holders, other than such related person, of the shares of each class or series of the capital stock of the Company in such business transaction shall not be less than the highest purchase price paid by such related person in acquiring any of its holdings of shares of the same class or series, unless the continuing directors by a majority vote shall either (a) have expressly approved the acquisition of the shares of the capital stock of the Company that caused such related person to become a related person, or (b) have expressly approved such business transaction. As used in this paragraph: a "business transaction" includes a merger, consolidation, reorganization or recapitalization, a purchase, sale, lease, exchange or mortgage of all or a substantial part (10% or more) of the property of the Company or a related person, an issuance, sale or exchange of securities and a liquidation, spin-off or dissolution; a "related person"


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


includes a person, organization or group thereof owning 10% or more of the capital stock of the Company; "continuing directors" are those whose nominations for directorship shall have been approved by a majority of the directors in office on April 9, 1984 or by a majority of the then continuing directors. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares of the capital stock of the Company (other than shares held by related persons).

          Preemptive Rights: The holders of the Common Stock have no preemptive rights.

          Other Provisions: The issued and outstanding shares of the Company's Common Stock are fully paid and nonassessable.

          Transfer Agent and Registrar: The Company is the transfer agent and registrar for the Common Stock.

Item 2.   Exhibits

          The Common Stock described herein is to be listed on the New York Stock Exchange, on which no other securities of the Company are listed. Accordingly, the following Exhibits required in accordance with Part II to the instructions as to Exhibits to Form 8-A have been duly filed with the New York Stock Exchange. Each Exhibit was previously filed as indicated below with the Securities and Exchange Commission and is incorporated herein by reference.

          3(a) Restated Articles of Incorporation, as filed and effective June 24, 1988 and amended December 8, 1992, December 1, 1993 and May 27, 1994 (incorporated herein by reference to Exhibit (3a.) to Form 10-K for 1994, File No. 0-994).

          3(b) Bylaws as amended February 25, 1999 (incorporated herein by reference to Exhibit 3 to Form 10-Q for the quarter ended March 31, 1999, File No. 0-994).


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                                   SIGNATURES
                                   ----------

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        (Registrant)
                                        NORTHWEST NATURAL GAS COMPANY


                                        By /s/ Bruce R. DeBolt
                                          -------------------------------------
                                             Bruce R. DeBolt
                                             Senior Vice President & CFO

Dated: June 29, 2000
      -----------------------


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